Exhibit 4.2

0	GDC TECHNOLOGY LIMITED INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW (AS AMENDED OR REVISED FROM TIME TO TIME) THE AUTHORISED CAPITAL OF THE COMPANY IS USD100,000 divided into 1,000,000,000 shares of a par value of US$0.0001 each	0

THIS CERTIFIES THAT                                                     of [address of shareholder] is the registered holder of              Share(s) of par value USD0.0001 each subject to the Memorandum and Articles of Association of the Company, and transferable only on the book of the Company by the holder hereof in person or by Attorney in accordance with the Memorandum and the Articles of Association of the Company and upon surrender of this certificate to the Company.

EXECUTED on behalf of the Company this                day of                                      2013.

Director/Secretary